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                                                                    EXHIBIT 12.2
                               DELPHI CORPORATION

     COMPUTATIONS OF RATIO OF COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  TO EARNINGS


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                                                                         SIX
                                                                        MONTHS
                                                                        ENDED             YEAR ENDED DECEMBER 31,
                                                                       JUNE 30, ---------------------------------------------
                                                                         2003     2002     2001      2000     1999     1998
                                                                         ----     ----     ----      ----     ----     ----
                                                                                            (DOLLARS IN MILLIONS)
Income (loss) before taxes ...........................................$   314   $   531  $  (528)  $ 1,667  $ 1,721   $  (266)
Earnings of non-consolidated affiliates ..............................    (30)      (64)     (54)      (87)     (44)      (55)
Cash dividends received from non-consolidated affiliates .............     18        28       21        13       21         1
Portion of rentals deemed to be interest .............................     29        57       54        47       44        37
Interest and related charges on debt .................................     90       191      222       183      132       277
                                                                      -------   -------  -------   -------  -------   -------
       Earnings available for fixed charges and preferred dividends ..$   421   $   743  $  (285)  $ 1,823  $ 1,874   $    (6)
                                                                      -------   -------  -------   -------  -------   -------

Fixed charges:
  Portion of rentals deemed to be interest ...........................$    29   $    57  $    54   $    47  $    44   $    37
  Interest and related charges on debt ...............................     90       191      222       183      132       277
                                                                      -------   -------  -------   -------  -------   -------
       Total fixed charges ...........................................$   119   $   248  $   276   $   230  $   176   $   314
                                                                      -------   -------  -------   -------  -------   -------

Preferred Dividends:
  Preferred dividend .................................................$    --   $    --  $    --   $    --  $    --   $    --
  Divided by 1 minus the effective tax rate ..........................     68%       65%      70%       64%      63%       35%
       Preferred dividend requirement ................................$    --   $    --  $    --   $    --  $    --   $    --


Total fixed charges and preferred dividends ..........................$   119   $   248  $   276   $   230  $   176   $   314
                                                                      =======   =======  =======   =======  =======   =======


Ratio of earnings to combined fixed charges and preferred dividends ..    3.5       3.0      N/A       7.9     10.6       N/A
                                                                      =======   =======  =======   =======  =======   =======

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     Fixed charges and preferred dividends exceeded earnings by $561 million and
$320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.